EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Black Box Corporation 1992 Stock Option Plan of our report dated June 10, 2004, with respect to the consolidated financial statements and schedule of Black Box Corporation as of March 31, 2004 and for each of the two years in the period ended March 31, 2004 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
November 17, 2005